Exhibit 10.2(a)
SPLIT-DOLLAR AGREEMENT
          This SPLIT-DOLLAR AGREEMENT (this “Agreement”) made and entered into effective as of this 28 day of December, 2007, by and between [Name of Bank], an _________ banking _________ (the “Bank”), and [Name of Director], an individual (“Insured”).
RECITALS:
A.	Insured is currently a member or former member of the Board of Directors of the Bank and has provided valuable service to the Bank for a considerable period.

B.	The Bank desires to provide Insured with certain death benefits under a life insurance policy purchased by the Bank on the life of Insured.

C.	Insured and Bank previously entered into that certain Split Dollar Agreement Director Version effective ______ (the “______ Agreement”).

D.	Insured and Bank now desire to amend and restate the terms of the ______ Agreement so that, as amended and restated, the terms of this Agreement shall supersede the ______ Agreement between the Insured and the Bank.
          NOW, THEREFORE, the parties hereto, for and in consideration of ten dollars and the mutual promises contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do hereby agree as follows:
          1. This Agreement pertains to the life insurance policies (the “Policy”) listed on Exhibit C, attached and made a part hereof:
          2. Ownership of Policy. The Bank shall own all of the right, title and interest in the Policy and shall control all rights of ownership with respect thereto. The Bank, in its sole discretion, may exercise its right to borrow against or withdraw the cash value of the Policy. In the event coverage under the Policy is increased, such increased coverage shall be subject to all of the rights, duties and obligations set forth this Agreement.
          3. Designation of Beneficiary. Insured may designate one or more beneficiaries (on the Beneficiary Designation Form attached hereto as Exhibit A) to receive a portion of the death proceeds of the Policy payable pursuant hereto upon the death of the Insured subject to any right, title or interest the Bank may have in such proceeds as provided herein. In the event Insured fails to designate a beneficiary, any benefits payable pursuant hereto shall be paid to the estate of Insured.
          4. Maintenance of Policy. The Bank intends to maintain a policy for purposes of this agreement. The Bank shall be responsible for making any required premium payments and to take all other actions within the Bank’s reasonable control in order to keep the Policy in full force and effect; provided, however, that the Bank may replace the Policy with a comparable policy or policies so long as Insured’s beneficiaries will be entitled to receive an amount of death proceeds under Section 6 at least equal to those that the beneficiaries would be entitled to if the original Policy were to remain in effect. If any such replacement is made, all references herein to the “Policy” shall thereafter be references to such replacement policy or policies. If the Policy contains any premium waiver provision, any such waived premiums shall be considered for the purposes of this Agreement as having been paid by the Bank. The Bank shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement, including, but not limited to, payment of Policy premiums.
          5. Reporting Requirements. The Bank will report on an annual basis to Insured the economic benefit attributable to this Agreement on IRS Form 1099 or its equivalent so that Insured can properly include said amount in his or her taxable income. Insured agrees to accurately report and pay all applicable taxes on such amounts of income reportable hereunder to Insured.

          6. Policy Proceeds. Subject to Section 8, upon the death of Insured, the death proceeds of the Policy shall be divided in the following manner:
               (a) The Insured’s beneficiary(ies) designated in accordance with Section 3 shall be entitled to an amount equal to the Death Benefit (as defined in Exhibit B hereto).
               (b) The Bank shall be entitled to any death proceeds payable under the Policy remaining after payment to the Insured’s beneficiary(ies) under Section 6(a) above.
               (c) The Bank and Insured shall share in any interest due on the death proceeds of the Policy on a pro rata basis based upon the amount of proceeds due each party divided by the total amount of proceeds, excluding any such interest.
          7. Cash Surrender Value of the Policy. The “Cash Surrender Value of the Policy” shall be equal to the cash value of the Policy at the time of the Insured’s death or upon surrender of the Policy, as applicable, less (i) any policy or premium loans or withdrawals or any other indebtedness secured by the Policy, and any unpaid interest thereon, previously incurred or made by the Bank, and (ii) any applicable surrender charges, as determined by the Insurer or agent servicing the Policy.
          8. Termination of Agreement.
(a)	This Agreement shall terminate upon the first to occur of the following:
(i)	the distribution of the death benefit proceeds in accordance with Section 6 above; or
(ii)	the Insured fails to meet any benefit payment conditions described in Exhibit B attached to and made a part hereof.
(b)	Insured acknowledges and agrees that the termination of this Agreement pursuant to subsection (a)(ii) above prior to the death of Insured shall terminate any right of Insured to receive any death proceeds of the Policy under this Agreement, and such termination shall be without any liability of any nature to Bank.
          9. Assignment. Notwithstanding any provision hereof to the contrary, the Insured shall have the right to absolutely and irrevocably assign by gift all of his or her right, title and interest in and to this Agreement and to the Policy to an assignee. This right shall be exercisable by the execution and delivery to the Bank of a written assignment, in a form acceptable to the Bank. Upon receipt of such written assignment executed by the Insured and duly accepted by the assignee thereof, the Bank shall consent thereto in writing, and shall thereafter treat the Insured’s assignee as the sole owner of all of the Insured’s right, title, and interest in and to this Agreement and in and to the Policy. Thereafter, the Insured shall have no right, title or interest in and to this Agreement or the Policy, all such rights being vested in and exercisable only by such assignee.
          10. Administration.
(a)	This Agreement shall be administered by the Board of Directors of the Bank (the “Board”).
(b)	As the administrator, the Board shall have the powers, duties and discretion to:
                                   i. Construe and interpret the provisions of this Agreement;
                                   ii. Adopt, amend or revoke rules and regulations for the administration of this Agreement, provided they are not inconsistent with the provisions of this Agreement;

                                   iii. Provide appropriate parties with such returns, reports, descriptions and statements as may be required by law, within the times prescribed by law and to make them available to the Insured (or the Insured’s beneficiary) when required by law;
                                   iv. Take such other action as may be reasonably required to administer this Agreement in accordance with its terms or as may be required by law;
                                   v. Withhold applicable taxes and file with the Internal Revenue Service appropriate information returns with respect to any payments and/or benefits provided hereunder;
                                   vi. Appoint and retain such persons as may be necessary to carry out its duties as administrator.
               (c) The Bank shall serve as the administrator with respect to this Agreement. The administrator shall be responsible for the management, control and administration of the Policy’s death proceeds. The administrator may, in its reasonable discretion, delegate certain aspects of its management and administrative responsibilities. If the administrator has a claim which it believes may be covered under the Policy, it will contact the Insurer in order to complete a claim form and determine what other steps need to be taken. The Insurer will evaluate and make a decision as to payment. If the claim is eligible for payment under the Policy, a check will be issued to the administrator. If the Insurer determines that a claim is not eligible for payment under the Policy, the administrator may, in its sole discretion, contest such claim denial by contacting the Insurer in writing.
          11. Claims Procedures.
               (a) For purposes of these claims procedures, the Board shall serve as the “Claims Administrator.”
               (b) If the Director or any beneficiary of the Director should have a claim for benefits hereunder he or she shall file such claim by notifying the Claims Administrator in writing. The Claims Administrator shall make all determinations as to the right of any person or persons to a benefit hereunder. Benefit claims shall be made by the Director, his beneficiary or beneficiaries or a duly authorized representative thereof (the “claimant”).
               If the claim is wholly or partially denied, the Claims Administrator shall provide written or electronic notice thereof to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim. An extension of time for processing the claim for benefits is allowable if special circumstances require an extension, but such an extension shall not extend beyond one hundred eighty (180) days from the date the claim for benefits is received by the Claims Administrator. Written notice of any extension of time shall be delivered or mailed within ninety (90) days after receipt of the claim and shall include an explanation of the special circumstances requiring the extension and the date by which the Claims Administrator expects to render the final decision.
               The notice of adverse benefit determination shall (i) specify the reason for the denial; (ii) reference the provisions of this Agreement on which the denial is based; (iii) describe the additional material or information, if any, necessary for the claimant to receive benefits and explain why such information is necessary; (iv) indicate the steps to be taken by the claimant if a review of the denial is desired, including the time limits applicable thereto; and (v) contain a statement of the claimant’s right to bring a civil action under ERISA in the event of an adverse determination on review.
               If notice of the adverse benefit determination is not furnished in accordance with the preceding provisions of this Section, the claim shall be deemed denied and the claimant shall be permitted to exercise his right to review as set forth below.
               (c) If a claim is denied and a review is desired, the claimant shall notify the Claims Administrator in writing within sixty (60) days after receipt of written notice of a denial of a claim. In requesting a review, the claimant may submit any written comments, documents, records, and other information relating to the claim, the claimant feels are appropriate. The claimant shall, upon request and free of charge, be provided reasonable access to, and copies of, all documents, records and other information “relevant” to the claimant’s claim for benefits. The Claims Administrator shall review the claim taking into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination.
               The Claims Administrator shall provide the claimant with written or electronic notification of the benefit determination upon review. In the event of an adverse benefit determination on review, the notice thereof shall (i) specify the reason or reasons for the adverse determination; (ii) reference the specific provisions of this Agreement on which the benefit determination is based; (iii) contain a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all do records and other information “relevant” to the claimant’s claim for benefits; and (iv) inform the claimant of the right to bring a civil action under the provisions of ERISA.
               For purposes hereof, documents, records and information shall be considered “relevant” to the claimant’s claim if it (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, whether or not actually relied upon in making the determination; or (iii) demonstrates compliance with the administrative processes and safeguards of this claims procedure.
               (d) After exhaustion of the claims procedure as provided herein, nothing shall prevent the claimant from pursuing any other legal or equitable remedy otherwise available. Notwithstanding the foregoing, no legal action may be commenced or maintained against the Bank, the Board, any member of the Board or the Claims Administrator more than ninety (90) days after the claimant has exhausted the administrative remedies set forth in this Section 11.
          12. Confidentiality. Insured agrees that the terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, are and shall forever remain confidential, and Insured agrees that he shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than his financial and professional advisors unless required to do so by a court of competent jurisdiction.
          13. Withholding. Notwithstanding any of the provisions hereof, the Bank may withhold from any payment to be made hereunder such amount as it may be required to withhold under any applicable federal, state or other law, and transmit such withheld amounts to the applicable taxing authority.
          14. Miscellaneous Provisions.
               (a) Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.
               (b) Survival. The provisions of Sections 14 of this Agreement shall survive the termination of this Agreement indefinitely, regardless of the cause of, or reason for, such termination.
               (c) Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. The term “person” shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations. The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated.
               (d) Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
               (e) Governing Law. This Agreement is made in the State of Ohio and shall be governed in all respects and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.
               (f) Binding Effect. This Agreement is binding upon the parties, their respective successors, permitted assigns, heirs and legal representatives. Without limiting the foregoing, the terms of this Agreement shall be binding upon Insured’s estate, administrators, personal representatives and heirs. This Agreement may be assigned by Bank to any party to which Bank assigns or transfers the Policy. This Agreement has been approved by the Bank’s Board of Directors and the Bank agrees to maintain an executed counterpart of this Agreement in a safe place as an official record of the Bank.
               (g) No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Insured, Insured’s designated beneficiary or any other person.
               (h) Assignment of Rights. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against the Insured or any beneficiary; nor shall the Insured or any beneficiary have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Insured to Bank.
               (i) Entire Agreement. This Agreement (together with its exhibits, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, including, but not limited to the ___ Agreement, are hereby superseded, merged and integrated into this Agreement.
               (j) Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, or by first class, certified or registered mail, postage prepaid, addressed to the Bank or the Insured, as applicable, at the address for such party set forth below or such other address designated by notice.

Bank:	[Name of Bank]
[Address of Bank]
[Address of Bank]

Insured:	[Name of Director]
[Address of Director]
[Address of Director]
               (k) Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.
               (l) Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
               (m) Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted. Notwithstanding the foregoing, the Bank may amend, modify or terminate this Agreement (and may do so retroactively) without the consent and or approval of the Insured or any beneficiary of the Insured if such amendment, modification or termination is necessary to ensure compliance with Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or in order to avoid the application of any penalties that may be imposed upon the Insured and any beneficiary of the Insured pursuant to the provisions of Code Section 409A.

               (n) Purpose. The primary purpose of this Agreement is to provide certain death benefits to the Insured as a member of a select group of management or highly compensated employees of the Bank.
               (o) Compliance with the AJCA. Code Section 409A, as added by the American Jobs Creation Act of 2004 (AJCA), substantially revised the requirements applicable to certain deferred compensation arrangements. If Code Section 409A is found to be applicable, this Agreement is intended to comply, and to be operated and administered in all respects in compliance, with the requirements of Code Section 409A and all Internal Revenue Service rulings, treasury regulations or other pronouncements or guidance implementing or interpreting its provisions.
(Signature Page Follows)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

BANK: [NAME OF BANK]
By
Its

INSURED: [NAME OF DIRECTOR]

EXHIBIT A
BENEFICIARY DESIGNATION FORM
SPLIT-DOLLAR AGREEMENT
Pursuant to Section 3 of the Split-Dollar Agreement (the “Agreement”), I, [Name of Director], hereby designate the beneficiary(ies) listed below to receive any benefits under the Agreement that may be due upon my death. This designation shall replace and revoke any prior designation of beneficiary(ies) made by me under the Agreement.
Full Name(s), Address(es) and Social Security Number(s) of Primary Beneficiary(ies)*:

*	If more than one beneficiary is named above, the beneficiaries will share equally in any benefits, unless you have otherwise provided above. Further, if you have named more than one beneficiary and one or more of the beneficiaries is deceased at the time of your death, any remaining beneficiary(ies) will share equally, unless you have provided otherwise above. If no primary beneficiary survives you, then the contingent beneficiary designated below will receive any benefits due upon your death. In the event you have no designated beneficiary upon your death, any benefits due will be paid to your estate. In the event that you are naming a beneficiary that is not a person, please provide pertinent information regarding the designation.
Full Name, Address and Social Security Number of Contingent Beneficiary:

Date

ACCEPTED:	[NAME OF DIRECTOR] [NAME OF BANK]
Date	By:
Its:

EXHIBIT B
DEATH BENEFIT
[NAME OF DIRECTOR]
Death Benefit — Upon the Insured’s death, the “Death Benefit” shall equal the amount set forth below.
A.	The Insured’s beneficiary designated in accordance with Section 3 of the Agreement shall be entitled to an amount equal to the lesser of (1) $100,000 or (2) one hundred percent (100%) of the difference between the total Policy proceeds and the “Cash Surrender Value of the Policy” (as defined in Section 7 of the Agreement); such difference in the total death proceeds and the Cash Surrender Value of the Policy is defined as the “Net at Risk Amount”. Notwithstanding any other provision in this paragraph or this agreement or elsewhere, in no event shall the amount payable to the Insured exceed the Net at Risk Amount in the Policy(s) as of the date of the Insured’s death.

B.	Payment of Death Benefit shall be subject to the following conditions:
1.	Insured is fully vested after three (3) years of service.

2.	After retirement, resignation, or for other reasons not re-elected to serve, Insured has not been employed by or in any financial services firm offering like or similar products as Bank, except with written approval of Bank.

3.	The Board determines that a Insured has not violated a standard of conduct as outlined in the indemnification provisions of the Articles of Incorporation.

4.	The Board may waive any of the above retirement/termination conditions.

EXHIBIT C
ENDORSED Policies
[Name of Director]
This Agreement pertains to the life insurance policies (the “Policy”) listed on this Exhibit C, attached and made a part of this Split-Dollar Agreement dated December 28, 2007:
Insurer:
Policy number: